Exhibit 99.1

Transcept Pharmaceuticals Announces that a Phase 2 Clinical Trial of

TO-2061 as Adjunctive Therapy for Obsessive Compulsive Disorder

Did Not Meet Primary Endpoint

Point Richmond, Calif., December 21, 2012 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) today announced initial top-line results from its Phase 2 clinical trial evaluating the efficacy and safety of TO-2061 (ondansetron oral tablets 0.5 mg and 0.75 mg) in patients with obsessive compulsive disorder (OCD) who had not adequately responded to treatment with approved first-line therapies. The data from the trial showed that TO-2061 did not meet the primary efficacy endpoint to demonstrate an improvement in OCD symptoms versus placebo.

Transcept expects to complete the remaining protocol-specified analyses in early 2013 and will make a determination on any future development of TO-2061 after further review of the data.

“It is disappointing that the Phase 2 trial of TO-2061 did not meet its primary endpoint, in particular for those patients suffering from treatment resistant OCD,” said Glenn Oclassen, President and Chief Executive Officer of Transcept. “Once we have reviewed the full data set, we will determine next steps, if any, in the clinical development program for TO-2061 for the adjunctive treatment of OCD.”

About the Study Design

The Phase 2 study was a double-blind, placebo-controlled trial to evaluate the safety and efficacy of TO-2061 in 168 OCD patients who had not adequately responded to an approved OCD medication. Patients with a documented history of at least 6 weeks of inadequate response to an approved OCD medication continued to receive that first line OCD medication during an additional 6-week run-in phase of the study. Those patients who failed to respond during the run-in phase were eligible to be randomized to the 12-week double-blind active treatment phase, during which they continued to receive their first line medication with the addition of ondansetron 0.5 mg twice per day, ondansetron 0.75 mg twice per day or placebo twice per day. The primary endpoint of the study was the difference between active and placebo treatment arms in the change from baseline as measured by the Yale-Brown Obsessive Compulsive Scale (Y-BOCS). The Y-BOCS is a ten-item clinician-administered scale used to assess the severity of obsessions and compulsions, independent of the number and type of obsessions or compulsions present.

About TO-2061

TO-2061 is an investigational drug designed as an adjunctive treatment for use with approved OCD medications. TO-2061 is a low dose formulation of ondansetron, a serotonin subtype 3 (5-HT3) receptor antagonist, that has been approved for the treatment of nausea and vomiting caused by chemotherapy and radiation therapy, and for the prevention of postsurgical nausea and vomiting. Ondansetron has an established history of clinical use as a safe and effective treatment at a typical daily dose of 16 mg to 24 mg. In the Phase 2 trial, TO-2061 was studied at total daily doses of 1 mg to 1.5 mg.

About Transcept Pharmaceuticals

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. Intermezzo® (zolpidem tartrate) sublingual tablet C-IV is the first FDA approved Transcept product. Purdue Pharma holds commercialization and development rights for Intermezzo in the United States. For further information about Transcept, please visit www.transcept.com. For information about Intermezzo, please visit www.IntermezzoRx.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the following: the determination of next steps, if any, in the clinical development program for TO-2061 for the treatment of OCD patients who have not adequately responded to approved OCD mediations, the completion of remaining protocol-specified analyses in early 2013 and any future decisions based on those analyses. Transcept may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the risks described in detail in the “Risk Factors” section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:

Greg Mann

Transcept Pharmaceuticals, Inc.

Sr. Director, Corporate Communications

(510) 215-3567

gmann@transcept.com

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